Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179	Company Contact (305-9471664): Gregory Andrews, EVP gandrews@equityone.net
FOR IMMEDIATE RELEASE:
Equity One Names Thomas Caputo as President
NORTH MIAMI BEACH, FL; March 14, 2008 — Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today that Thomas Caputo will join Equity One on March 17, 2008 as its President. He will report to Jeff Olson, who will remain Equity One’s Chief Executive Officer.
Caputo joins Equity One from Kimco Realty Corporation, one of the nation’s largest shopping center companies, where he served as Executive Vice President, heading its portfolio management and acquisition groups.
“Tom’s passion for our business is contagious and his relationships with brokers, property owners and institutional capital providers are unmatched in our industry,” said CEO Jeff Olson. “I have worked closely with Tom and am confident that his leadership skills and experience will enable us to build a world-class asset management infrastructure.”
In his previous capacity, Caputo was responsible for new investments in excess of $10 billion, including three mergers with public companies (Mid-Atlantic Realty Trust, Price Legacy and Pan Pacific). As head of portfolio management, he oversaw a $14 billion joint venture business that included numerous institutional partners. Prior to joining Kimco in 2000, Caputo was a principal with RREEF, a pension fund advisor, where he was in charge of nationwide retail acquisitions and dispositions and a member of its investment committee. Prior to joining RREEF in 1983, he was with Colliers Pinkard in Baltimore, Maryland, where he was the principal in charge of retail leasing.
ABOUT EQUITY ONE, INC.

As of December 31, 2007, the Company owns or has interests in 169 properties, consisting of 152 shopping centers comprising approximately 17.1 million square feet, seven projects in development, six non-retail properties, and four parcels of land.
FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macroeconomic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.